Exhibit 4(a)(iv)

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.) Bloomfield Hills, Michigan

Overnight Mailing Address:	Annuity Service Office:
[164 Corporate Drive	[P.O. Box 9505
Portsmouth, NH 03801-6815]	Portsmouth, NH 03802-9505
For Inquiries or Assistance in
Resolving Complaints:
1-800-344-1029
www.jhannuities.com]
This is a legal Certificate — read it carefully.
We agree to pay the benefits of this Certificate in accordance with its terms.
This Certificate is issued in consideration of the Payment.
John Hancock Life Insurance Company (U.S.A.) (“the Company”) will pay an annuity benefit commencing on the Maturity Date to the Payee as directed by the Owner, in accordance with the Annuity Payments provision of this Certificate. Unless another available option under this Certificate is elected, Annuity Payments will be payable for a period of 10 years and as long thereafter as the Annuitant lives. If the Owner dies while this Certificate is in effect prior to the Maturity Date, we will pay a Death Benefit to the Beneficiary upon receipt of all required claim forms and proof of death of the Owner at the Annuity Service Office.
FIFTEEN DAY RIGHT TO REVIEW
The Owner may cancel the Certificate by returning it to our Annuity Service Office or the agent at any time within 15 days after receipt of the Certificate. Within 7 days of receipt of the Certificate by us, we will pay the Account Value to the Owner, adjusted by any Market Value Adjustment, if applicable, computed on the Date the Certificate is received by us. The Market Value Adjustment will only be applied where the change in the Guaranteed Margin, as determined in accordance with the formula in the Specifications Page, is greater than or equal to 0.25%. If the purchase of this Certificate involves the replacement of any existing life insurance or annuity, then the right to review provision is extended to 30 days.
When the Certificate is issued as an individual retirement annuity under Section 408 or Section 408A of the Code, or as otherwise required by applicable law, during the first 7 days of the Right to Review period, we will return the amount equal to the Payment made for the Certificate, if greater than the Account Value described above.
We hold reserves for our guarantees under this Certificate in a non-unitized [CPI MVA] Separate Account established within the General Account. The assets of the [CPI MVA] Separate Account are subject to the liabilities that arise out of the other business that we conduct. General Account assets are also available to meet the guarantees under this Certificate as well as our other general obligations.
Signed for us at Boston, Massachusetts, on the Certificate Date.

[]	[]
President	Secretary
SINGLE PREMIUM MODIFIED GUARANTEE INFLATION INDEXED DEFERRED ANNUITY
NON-PARTICIPATING
AMOUNTS PAYABLE UNDER THIS CERTIFICATE MAY BE SUBJECT TO AN UPWARD OR DOWNWARD MARKET VALUE ADJUSTMENT (SEE PART 6, PAGE 7 and Specifications Page S.2). AMOUNTS WITHDRAWN UNDER THIS CERTIFICATE MAY BE SUBJECT TO AN EARLY WITHDRAWAL CHARGE (SEE PART 8, PAGE 8 and Specifications Page S.3). THIS CERTIFICATE MAY CONTAIN A BENEFIT THAT WAIVES WITHDRAWAL CHARGES.
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INTRODUCTION
This is a Single Payment Modified Guarantee Inflation Indexed Deferred Annuity. It is effective when we receive your Payment at our Annuity Service Office or such other place as we may designate. We determine Account Value during the first year of the Initial Term based on the Payment and the Declared Interest Rate as shown on the Specifications Page. We determine Account Value during the first year of any Subsequent Term based on the Account Value upon the completion of the previous Term and the new Declared Interest Rate for that Subsequent Term. After the first year of the Initial Term or the first year of any Subsequent Term, and prior to the Maturity Date while you are still living, the Account Value will accumulate based on the Indexed Crediting Rate, which is a rate (as described in Part 7) that we determine based on: 1) the year over year change in the All Items Consumer Price Index for All Urban Consumers (“CPI-U”) for the U.S. City Average, plus 2) the Guaranteed Margin. Amounts withdrawn, excluding the Free Withdrawal Amount, prior to the end of any Term are subject to a Market Value Adjustment and Withdrawal Charges, which could reduce the withdrawal amount and any remaining Account Value below the Payment.
You must allocate the Payment to one Initial Term.
On the Maturity Date, if the Annuitant and Owner are still living, the Certificate will provide for Annuity Payments to the Payee based upon the Annuity Option selected. Fixed annuity dollar amounts are guaranteed by the Company.
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PART 1: DEFINITIONS

WE AND YOU	“We”, “us” and “our” means the Company. “You” or “your” means the Owner of this Certificate.

ACCOUNT VALUE	The amount we hold under this Certificate for you at any given time. On the Certificate Date, the Account Value is equal to the Payment. Thereafter, we determine the Account Value as specified in the Certificate, “Part 7: Interest on Account Value.”

ANNUITANT	Any individual person or persons whose life is used to determine the duration of Annuity Payments involving life contingencies. The Annuitant is as designated on the Specifications Page, unless changed prior to the Maturity Date.

ANNUITY OPTION	The method selected by you for Annuity Payments made by us.

ANNUITY PAYMENT(S)	Periodic payment(s) by us to you or your designated Payee, which generally commence on or after the Maturity Date and are in accordance with the Annuity Option elected under the terms of this Certificate.

ANNUITY SERVICE OFFICE	Any office designated by us for the receipt of Payment and processing of Owner requests. The Annuity Service Office is shown on the Certificate Cover Page.

BENEFICIARY	The person, persons or entity to whom certain benefits are payable following the death of an Owner, or if the Owner is a non natural person, an Annuitant.

CERTIFICATE ANNIVERSARY	The anniversary of the Certificate beginning twelve consecutive months from the Certificate Date and each year thereafter.

CERTIFICATE DATE	The date of issue of this Certificate as designated on the Specifications Page.

CERTIFICATE YEAR	The period of time measured twelve consecutive months from the Certificate Date or any Certificate Anniversary thereafter.

CONTINGENT BENEFICIARY	The person, persons or entity, who becomes the Beneficiary if the Beneficiary is not alive when a benefit is due and payable.

[CPI MVA] SEPARATE ACCOUNT	A non-registered separate account that we established within the General Account and in which we hold reserves for our guarantees under the Certificate. Our other General Account assets are also available to meet the guarantees under the Certificate and our other general obligations. The assets of the [CPI MVA] Separate Account are subject to the liabilities that arise out of the other business that we conduct.

CPI-U	As used in this Certificate, the CPI-U is referring to the broadest and most comprehensive CPI-U which is called the All Items Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average. It is published monthly by the Department of Labor and reflects spending patterns of almost all residents of urban or metropolitan areas. If this index is discontinued or if the calculation is changed substantially the Company may substitute a comparable index.

DECLARED INTEREST RATE	The interest credited on any given day will be at a rate that, if compounded daily for one year, would equal the rate we declare for the first year of any selected Term under the terms of the Certificate, as shown on the Specifications Page of the Certificate.

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ENDORSEMENT	An Endorsement modifies the Certificate to which it is attached. Endorsements must be signed by an officer of the Company in order to be effective.

FLOOR RATE	The minimum rate of interest the Company will credit to the Certificate regardless of the year-over-year movement in the CPI-U. The Floor Rate applicable to you will appear on the Specifications Page.

FREE WITHDRAWAL AMOUNT	The amount of the Account Value not subject to withdrawal charges or a MVA as described in Part 8.

GENERAL ACCOUNT	All of the Company’s assets, other than the assets in segregated asset accounts, which are maintained as “insulated” separate accounts under applicable law.

GROSS WITHDRAWAL AMOUNT	The amount deducted from the Account Value for a full or partial withdrawal. For a full withdrawal such amount is the Account Value. For a partial withdrawal, the Gross Withdrawal Amount is the amount you request plus any applicable Withdrawal Charge and adjusted by any applicable Market Value Adjustment.

GUARANTEED MARGIN	A rate that is used to determine the Indexed Crediting Rate and the Market Value Adjustment factor. This rate remains constant for the Term. This rate will be shown on the Specifications Page of the Certificate.

INDEXED CREDITING RATE	The crediting rate that is based on annual changes in the CPI-U adjusted by the Guaranteed Margin which starts in the second year of each Term. If the crediting rate is limited, the limit(s) will be noted in the Specifications Page.

IN WRITING	Unless otherwise stated, means a notice provided in a format acceptable to us based on the type of request, which is received at our Annuity Servicing Office.

INTERNAL REVENUE CODE (CODE)	The Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar purposes.

INITIAL TERM	The period of time that you select on the application form, beginning on the Certificate Date. The Initial Term continues for the period shown on the Specifications Page of the Certificate.

MATURITY DATE	The date on which Annuity Payments are scheduled to commence. It is the date specified on the Specifications Page, unless changed.

OWNER(S)	The person, persons or entity entitled to the ownership rights under this Certificate. The Owner is as designated on the Specifications Page, unless changed.

PAYEE	Any of the person(s) or entity to whom Annuity Payments are to be made.

PAYMENT	An amount paid to us by you that we accept as consideration for the benefits provided by this Certificate. The Payment may consist of multiple components that we might receive on different dates if your purchase is part of a tax-free exchange pursuant to Code Section 1035 or a trustee-to-trustee transfer of Qualified Plan funds. The single Payment may only be received by us within the first sixty days from the Certificate Date.

QUALIFIED CERTIFICATE	A Certificate issued under a Qualified Plan.

QUALIFIED PLAN	A retirement plan, which receives favorable tax treatment under sections 401, 403, 408, 408A, 414 or 457, of the Internal Revenue Code of 1986, as amended.

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RATE CAP	The maximum Indexed Crediting Rate we will credit to the Certificate regardless of the year-over-year movement in the CPI-U. The Rate Cap may vary by Term and premium band. The Rate Cap, if applicable, will appear on the Specifications Page.

SUBSEQUENT TERM	A period of time beginning on the day following expiry of the immediately preceding Term.

TERM	The Initial Term or a Subsequent Term.
PART 2: GENERAL PROVISIONS
ENTIRE CERTIFICATE
This Certificate is an agreement between the Owner(s) and the Company. The entire Certificate consists of this Certificate, any Riders, Endorsements, and Specifications Pages. This Certificate is incontestable from its Certificate Date.
The benefits and values available under this Certificate are not less than the minimum required by any statute of the state in which this Certificate is delivered. We have filed a detailed statement of the method used to calculate the benefits and values with the Department of Insurance in the state in which this Certificate is delivered, if required by law.
You may also have access to (i) information for you or a member of your family, regarding elder care needs and questions, either directly or through a third party arrangement, and (ii) assistance that may help you identify various elder care service agencies available in your community.
MODIFICATION
Only the President, a Vice President, or the Secretary of the Company has authority to agree on our behalf to any alteration of the Certificate or to any waiver of our rights or requirements. The alteration or waiver must be in writing. We will not change or modify this Certificate without your consent except as may be required to make it conform to any applicable law or regulation or any ruling issued by a government agency; or unless we have reserved the right to change the terms herein.
CHANGE IN MATURITY DATE
Prior to the Maturity Date, an Owner may request in writing a change of the Maturity Date. Any extension of the Maturity Date will be subject to our approval.
ASSIGNMENT
You may assign this Certificate, except as otherwise provided, at any time prior to the Maturity Date. Your interest, any interest of the Annuitant and of any revocable Beneficiary shall be subject to the terms of the assignment. We will not be on notice of any assignment unless it is in writing. An assignment, unless otherwise specified by the Owner, shall take effect on the date the notice of assignment is signed, subject to any payments made or actions taken by the Company prior to receipt of this notice. We will not be liable for any payments made or actions we take before the assignment is accepted by us. An absolute assignment will revoke the interest of any revocable Beneficiary. We assume no responsibility for the validity or sufficiency of any assignment.
If this Certificate is issued to a Qualified Plan, this Certificate is subject to assignment restrictions for federal income tax purposes. In such event, this Certificate shall not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than us.
CLAIMS OF CREDITORS
All benefits and payments under this Certificate shall be exempt from the claims of creditors of the Certificate Owner to the extent permitted by law.

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MISSTATEMENT AND PROOF OF AGE, SEX OR SURVIVAL
We may require proof of age, sex or survival of any person upon whose age, sex or survival an Annuity Payment depends. If the age or sex of the Annuitant has been misstated, the benefits will be those which the Annuity Payment would have provided for the correct age and sex. If we have made incorrect Annuity Payments, the amount of any underpayment will be paid immediately. The amount of any overpayment will be deducted from future Annuity Payments. We will uniformly charge or credit interest in accordance with state law, as applicable.
NON-PARTICIPATING
Your Certificate is non-participating and will not share in our profits or surplus earnings. We will pay no dividends on your Certificate.
CANCELLATION FOR MINIMUM ACCOUNT VALUE
If, as a result of any partial withdrawal, the Account Value would be reduced to less than the Minimum Account Value, indicated on the Specifications Page, we may cancel this Certificate and pay you the amount equal to that which would be paid as a result of a Total Withdrawal, as described in Part 8, “Withdrawals”.
REPORTS
We will send you a report at least annually. The report will at least contain a notification of the Account Value prior to the application of any MVA formula, and the MVA amount used to determine the cash surrender value.
CURRENCY AND PLACE OF PAYMENTS
All payments made to or by us shall be made in the lawful currency of the United States of America at the Annuity Service Office or elsewhere if we consent.
NOTICES AND ELECTIONS
To be effective, all notices and elections you make under this Certificate must be in writing, signed by you and received by us at the Annuity Service Office. Unless otherwise provided in this Certificate, all notices, requests and elections will be effective when received by us at our Annuity Service Office, complete with all necessary information and your signature.
ISSUE STATE
This Certificate will be governed by the laws of the jurisdiction indicated on the Specifications Page.
SECTION 72(s)
The provisions of this Certificate shall be interpreted so as to comply with the requirements of Section 72(s) of the Internal Revenue Code.
PART 3: OWNER, BENEFICIARY
OWNER
The Owner of this Certificate shall be the person, persons or entity designated on the Specifications Page unless otherwise changed by you in writing. If amounts become payable to the Beneficiary under this Certificate, the Beneficiary becomes the Owner of this Certificate.

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BENEFICIARY
Upon the death of the Owner, any surviving Owner will become the Beneficiary. If there is no surviving Owner, the Beneficiary will be as designated on the Specifications Page, unless otherwise changed during the Owner’s lifetime. If no such Beneficiary is living, the Beneficiary is the “Contingent Beneficiary”. If no Beneficiary or Contingent Beneficiary is living, the Beneficiary is the estate of the deceased Owner.
CHANGE OF OWNER, ANNUITANT, BENEFICIARY
Subject to the rights of an irrevocable Beneficiary, you may request to change the Owner, Annuitant, or Beneficiary by sending us notice in writing. Any such request must be received at our Annuity Service Office and approved by us. If we approved a change of Beneficiary, it will take effect on the date the request is signed. If an irrevocable Beneficiary is named in this Certificate, the Beneficiary cannot be changed without the consent of the irrevocable Beneficiary. If we approve a change of Owner or Annuitant, it will take effect on the date we received the request at the Annuity Service Office. The Annuitant may not be changed after the Maturity Date. You need not send us the Certificate unless we request it. We will not be liable for any payments or actions we take before we approve the change.
If any Annuitant is changed and any Owner is not an individual, the entire interest in the Certificate must be distributed to the Owner within five years of the change.
PART 4: PAYMENT
The Certificate is not effective until Payment is received by us at our Annuity Service Office or such other place as we may designate. The Payment deposited into the Certificate can not be less than the Minimum Payment nor exceed the Maximum Payment shown on the Specifications Page. Upon request, we will consider applying nondiscriminatory financial factors waiving the Payment limits.
ALLOCATION OF PAYMENT
When we receive the Payment, it will be allocated to the Initial Term as shown on the Specifications Page.
PART 5: INITIAL AND SUBSEQUENT TERM
TERM
The Term means the Initial Term or the Subsequent Term. We allocate the Payment to the Initial Term elected as shown on the Specifications Page. Thereafter, any allocation of your Account Value will be in a Subsequent Term then available under this Certificate. The Initial Term is measured from the Certificate Date. All Subsequent Terms are measured from the first day following the last day of the immediately preceding Term.
SUBSEQUENT TERM
At the end of your Initial Term you may elect a Subsequent Term. You will have a period of 30 days commencing with the expiration of a Term to elect in writing a Subsequent Term from among those that are available. At least 15 days, but not more than 45 days prior to the expiration of the Initial Term and any Subsequent Term, we will provide you with a written notice of the expiry of the Term and notice of the Subsequent Terms available. Unless we receive written instructions from you selecting a Subsequent Term from those then available, upon expiration of any Term, your Account Value will be placed in the shortest available Term. Any Subsequent Term will begin the day after the expiration of the immediately preceding Term. We do not subject your Account Value to a Market Value Adjustment when it is applied to a Subsequent Term. Once the Subsequent Term has been in effect for 30 days, the MVA formula may be applicable to any withdrawal.
If your Subsequent Term extends beyond the Maturity Date shown on the Specifications Page, your Maturity Date will be extended to the last day of that Subsequent Term. In no event will you be permitted to elect a Subsequent Term longer than the shortest Term ending on or after the Maximum Maturity Date shown on the Specifications Page.

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PART 6: MARKET VALUE ADJUSTMENT (MVA)
Any amounts withdrawn or converted to Annuity Payments on any date other than the period 30 days after the expiration of a Term may be adjusted upward or downward by the application of a Market Value Adjustment Factor described in the Specifications Page.
The operation of the Market Value Adjustment factor upon withdrawal is set forth in Part 8, “Withdrawals.”
PART 7: INTEREST ON ACCOUNT VALUE
In the first year of each Term only, the credited interest rate received on the Certificate will be the Declared Interest Rate that is not linked to the CPI-U. The interest credited on any given day will be at a rate that, if compounded daily for one year, would equal the Declared Interest Rate as determined by us, as shown on the Specifications Page. Beginning on the first Certificate Anniversary within the Initial Term, and repeating on each first Certificate Anniversary within any Subsequent Term, the Indexed Crediting Rate will be linked to the CPI-U and will be adjusted (upward or downward) by the Guaranteed Margin. The Indexed Crediting Rate will be reset annually, at each Certificate Anniversary. We will look back to the CPI-U value published three months earlier than the Certificate Anniversary to calculate the Indexed Crediting Rate.
The formula is shown in the Specifications Page.
PART 8: WITHDRAWALS
You may withdraw part or all of the Account Value at any time before the earlier of the death of an Owner, or Annuitant if the Owner is a non natural person, or the Maturity Date by sending us a notice in writing.
We will not defer payment more than six months beyond the date we receive such notice. If we defer payment for more than 30 days, the amount deferred will earn interest at a rate not less than the minimum required by law.
FREE WITHDRAWAL AMOUNT
The Free Withdrawal Amount will equal the greater of; a) the annual Required Minimum Distribution amount for Owners of Qualified Certificates aged 70 1/2 or more; or b) the amount of any interest credited to the Account Value during the 12 months prior to the date of your request, less any Gross Withdrawal Amount(s) taken during this 12 month period.
30 DAY WINDOW
We will not apply a Market Value Adjustment factor or assess Withdrawal Charges if you request a withdrawal or annuitize any amount during the 30 day period after the expiration of any Term. We must receive your written request for withdrawal after the end of a Term and during the 30 day period following the end of that Term.
WITHDRAWAL CHARGE
If a withdrawal is made from the Certificate prior to the Maturity Date, a Withdrawal Charge may be assessed against the portion of the Account Value being withdrawn. The amount of the Withdrawal Charge and when it is assessed is discussed below
1)	The Free Withdrawal Amount is defined above and may be withdrawn free of a Withdrawal Charge and is not subject to a Market Value Adjustment.

2)	Any amounts withdrawn in excess of the Free Withdrawal Amount will be subject to a Withdrawal Charge, if any. The Withdrawal Charge is determined by multiplying the Gross Withdrawal Amount, less any annual administration fee and Free Withdrawal Amount, by the applicable Withdrawal Charge percentage shown on the Specifications Page.

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3)	No Withdrawal Charge will apply to withdrawals made at the end of a Term as described in “Part 5: Initial Term and Subsequent Term”. A request for withdrawal at the end of a Term must be received in writing during the 30 day period immediately following the end of that Term in order to avoid the application of a Withdrawal Charge.
TOTAL WITHDRAWAL
Upon receipt of your request to withdraw all of your Account Value, we will terminate the Certificate and we will pay you an amount determined by the following formula:
F + [(A-F) x Z] – [(A-F) x W], WHERE:
F = the Free Withdrawal Amount;
A = the Account Value, reduced by any applicable Annual Fee;
Z = the Market Value Adjustment Factor, as shown on the Specifications Page;
W = the Withdrawal Charge Percentage.
PARTIAL WITHDRAWAL(S)
You may withdraw less than your entire Account Value. However, requests for amounts in excess of the Free Withdrawal Amount are subject to a Withdrawal Charge, a Market Value Adjustment and will be determined using the following calculation:
F + [(G -F) x Z] – [(G-F) x W], where:
F = the Free Withdrawal Amount;
G = the Gross Withdrawal Amount;
Z = the Market Value Adjustment Factor, as shown on the Specifications Page;
W = the Withdrawal Charge Percentage.
We do not restrict the frequency of withdrawals. However, the Gross Withdrawal Amount withdrawn must be no less than the Minimum Partial Withdrawal Amount shown on the Certificate’s Specifications Pages. Any withdrawal which would reduce the Account Value to less than the Minimum Account Value, indicated on the Specifications Page, may be treated as a request for a Total Withdrawal of your Account Value.
PART 9: FEES AND DEDUCTIONS
ANNUAL FEE
To compensate us for assuming certain administrative expenses, we may charge an Annual Fee as set forth on the Specifications Page. Prior to the Maturity Date, the Annual Fee is deducted from the Account Value on each Certificate Anniversary. If the Account Value is totally withdrawn on any date other than the Certificate Anniversary, we will deduct the total amount of the Annual Fee from the Account Value before the amount to be paid is calculated.
TAXES
We may charge certain taxes against your Payment, Account Value, payment of death benefit, or Annuity Payments when appropriate. Such taxes may include premium taxes, personal income taxes, or other taxes levied on the Payment, Account Value, death benefit or Annuity Payments by any government entity which we determine have resulted from the establishment or maintenance of the [CPI MVA] Separate Account, or from the receipt by us of Payments, or from the issuance of this Certificate, or from the commencement or continuance of Annuity Payments under this Certificate.

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PART 10: DEATH BENEFITS
DEATH BEFORE MATURITY DATE
A death benefit will be paid if any Owner dies prior to the date Annuity Payments begin. The Death Benefit will be equal to the Account Value, as of the date on which written notice and proof of death and all required claim forms are received in good order at the Company’s Annuity Service Office. Interest on any death benefit, if applicable, will be paid in accordance with state law.
On the death of the last surviving Annuitant, the Owner becomes the new Annuitant, if the Owner is an individual. If any Owner is a non natural person, the death of an Annuitant is treated as the death of an Owner.
If the co-Owner predeceases the Owner, the Owner will be treated as the Beneficiary.
The Beneficiary may continue the Certificate as the Owner, subject to the requirements of Section 72(s) of the Internal Revenue Code. If the Certificate cannot continue under Section 72(s), or if the Beneficiary elects not to continue the Certificate, the Death Benefit will be distributed under one of the following provisions:
(i)	as an Annuity Option as described within Part 11: “Annuity Payments”; or

(ii)	over the life of the Beneficiary, or over a period not to extend beyond the life expectancy of the Beneficiary, with all such distributions beginning within one year from the date of the Owner’s Death; or

(iii)	the entire interest in the Certificate must be distributed within five (5) years of the Owner’s Death; or

(iv)	in one lump sum.
Withdrawal Charges will be waived and a Market Value Adjustment will not apply on any of the distributions shown above. If the Beneficiary dies before distributions under (ii) or (iii) are complete, the remaining Death Benefit must be distributed in a lump sum immediately. If there is more than one Beneficiary, the foregoing provisions will independently apply to each Beneficiary.
The Certificate will terminate if the Death Benefit is taken in one sum.
If the Beneficiary decides to continue the Certificate as the Owner, subject to Section 72(s), the new Owner must carry out the current Term and thereafter, applicable charges and adjustments will apply to amounts withdrawn as described under the Certificate. Such amounts may be adjusted upward or downward by the application of a Market Value Adjustment Factor. Subject to the rights of an irrevocable Beneficiary, the new Owner in such instance may name a new Beneficiary and, if no Beneficiary is so named, the decedent Beneficiary’s estate will be the Beneficiary.
If the Certificate is held as part of a Qualified Plan, the terms of your Qualified Plan Endorsement form will control.
We will permit the Owner to limit the Death Benefit option(s) to be offered to any named Beneficiary, if the Owner provides notice in writing to the Company prior to death and the desired option(s) is one provided for in this Certificate.
DEATH BENEFIT ON OR AFTER MATURITY DATE
On or after the date Annuity Payments begin, if the Annuitant dies, the Death Benefit will depend on the Annuity Option selected in accordance with Part 11: “Annuity Payments”.
PROOF OF DEATH
Proof of death is required upon the death of the Annuitant or the Owner. Proof of death is one of the following received at the Annuity Service Office:
a)	A certified copy of a death certificate.

b)	A certified copy of a decree of a court of competent jurisdiction as to the finding of death.

c)	Any other proof satisfactory to us.

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PART 11: ANNUITY PAYMENTS
GENERAL
Any amounts payable under this Certificate may be converted to Annuity Payments in accordance with one or more of the Annuity Options described below, subject to any restrictions of Internal Revenue Code section 72(s). Once Annuity Payments commence, the Annuity Option and the Annuitant may not be changed.
We will pay annuity benefits in the form of Annuity Payment(s) on the life of the Annuitant, to the Payee, if living, on the Maturity Date. Annuity Payments will commence on or after the Maturity Date and continue for the period of time provided for under the Annuity Option you elect.
MATURITY DATE
On the Maturity Date or other date elected to commence Annuity Payments, we will convert the Account Value adjusted by any Market Value Adjustment as described in Part 6 of this Certificate and the Specifications Page, into Annuity Payments. The amount used to determine the first Annuity Payment will be measured as of a date not more than 10 business days prior to the Maturity Date or other date elected to commence Annuity Payments.
Only an Account Value of $5,000 or more may be applied to one of the Annuity Payment options offered. If the amount of the first Annuity Payment would be less than our minimum requirements then in effect, we may make a single payment, adjusted by any Market Value Adjustment as described in Part 6 of this Certificate, on the date the first payment is payable. This single payment is in place of all other benefits provided by this Certificate.
CALCULATION USED TO DETERMINE ANNUITY PAYMENT(S)
The amount of each Annuity Payment is determined by applying the amounts which will be converted to Annuity Payment(s) to the appropriate table(s) identified by this Certificate. We guarantee the dollar amount of each Annuity Payment. Annuity Payments will never be less than that available by applying the Account Value adjusted by any Market Value Adjustment as described in Part 6 of this Certificate, to buy a single premium immediate annuity then offered by us, or by one of our affiliated companies if we do not offer a single premium immediate annuity.
DESCRIPTION OF ANNUITY OPTIONS
The following Annuity Options are available under this Certificate for a single life:
a.	Life Annuity with a guarantee of Annuity Payments for a Period of 5, 10, or 20 Years. Under this option we will make payments for the period elected, and as long thereafter as the Annuitant lives.

b.	Non-Refund Life Annuity. Under this option, we will make payments throughout the lifetime of the Annuitant. No further payments will be made after the death of the Annuitant.

c.	Any other option which we may make available including joint lives.
ALTERNATIVE ANNUITY OPTIONS
Instead of settlement in accordance with the Annuity Options described above, you may choose an alternate form of settlement acceptable to us. Once Annuity Payments commence, the form of settlement may not be changed.
ANNUITY PAYMENT INTERVALS
You may elect to receive your Annuity Payments monthly, quarterly, semi-annually or annually.

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TABLE OF PAYMENT RATES
The rates shown below are guaranteed minimum rates. The actual rates that we will apply will be the greater of these guaranteed minimum rates and the current rates in effect at the time Annuity Payments begin. Information regarding our current rates will be available to any Owner upon request.

MONTHLY ANNUITY PAYMENT RATE TABLE
Age of Annuitant’s	Life Annuity with a Guaranteed

Birthday
Nearest Date	Period
of First Payment	5 Years	10 Years	20 Years	Life Annuity
55	3.07	3.05	3.00	3.07
56	3.14	3.13	3.07	3.14
57	3.21	3.20	3.13	3.22
58	3.29	3.28	3.20	3.30
59	3.38	3.36	3.27	3.39
60	3.47	3.45	3.34	3.48
61	3.57	3.54	3.42	3.58
62	3.67	3.64	3.50	3.68
63	3.78	3.74	3.58	3.79
64	3.89	3.85	3.66	3.91
65	4.02	3.97	3.74	4.03
66	4.15	4.09	3.83	4.17
67	4.29	4.22	3.91	4.31
68	4.44	4.36	4.00	4.46
69	4.60	4.50	4.08	4.63
70	4.78	4.66	4.17	4.81
71	4.96	4.82	4.25	5.00
72	5.16	4.99	4.32	5.21
73	5.38	5.17	4.40	5.44
74	5.61	5.36	4.47	5.69
75	5.83	5.56	4.53	5.95
76	6.13	5.76	4.59	6.24
77	6.41	5.97	4.64	6.55
78	6.71	6.18	4.69	6.89
79	7.03	6.40	4.73	7.25
80	7.38	6.62	4.77	7.65
81	7.74	6.83	4.80	8.08
82	8.13	7.04	4.82	8.55
83	8.54	7.25	4.84	9.06
84	8.97	7.45	4.86	9.61
85	9.41	7.63	4.87	10.21
86	9.87	7.80	4.88	10.86
87	10.33	7.96	4.89	11.57
88	10.80	8.10	4.90	12.32
89	11.26	8.23	4.90	13.12
90	11.71	8.35	4.91	13.96
91	12.15	8.45	4.91	14.84
92	12.57	8.54	4.91	15.75
93	12.97	8.62	4.91	16.69
94	13.35	8.69	4.91	17.66
95 and over	13.73	8.75	4.91	18.67
These rates are based on the Annuity 2000 mortality table for Females projected for improvement using projection scale G. Interest is at an annual effective rate of 1.5%.

10MVAGRP-CPI.1

Communications about this annuity Certificate may be sent to the Company at its Servicing Office.
Single Payment Modified Guarantee Inflation Indexed Deferred Annuity
Non-Participating
Amounts withdrawn under this Certificate may be subject to a Withdrawal Charge and a Market Value Adjustment

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

10MVAGRP-CPI.1